Exhibit 99.2

U.S. Gold Corp. Announces the Appointment of Senior Mining Industry Executive Mr. George Bee as President

Former Barrick Gold Executive with Proven Track Record as Mine Builder and Operator

ELKO, NV, August 13, 2020 – U.S. Gold Corp. (Nasdaq: USAU) (the “Company”), a gold exploration and development company, is pleased to announce that Mr. George Bee has been appointed as President.

Mr. Bee is a senior mining industry executive, with deep mine development and operational experience. He has an extensive career advancing world-class gold mining projects in eight countries on three continents for both major and junior mining companies. Most recently in 2018 Mr. Bee concluded a third term with Barrick Gold as Senior VP Frontera District in Chile and Argentina to advance Pascua Lama feasibility as an underground mine. This capped a 16-year history with Barrick Gold with positions that included Mine Manager at Goldstrike during early development and operations, Operations Manager at Pierina Mine taking Pierina from construction to operations, and General Manager of Veladero developing the project from advanced exploration through permitting, feasibility and into production.

With his Barrick experience and having had eight years in South Africa working underground gold with Anglo American and open pit copper with Rio Tinto at Palabora Mine, Mr. Bee was well placed to advance projects internationally and domestically as a senior executive. This led to his appointment to various board and leadership positions at various companies. As COO of Aurelian Resources in 2007, he was in charge of project development for Fruta del Norte in Ecuador until Aurelian was acquired by Kinross Gold in 2008. Post-acquisition, moving on from Kinross, where he had also previously worked from 1996 to 1998 advancing projects in El Salvador and Nevada, he joined Andina Minerals as CEO in 2009. Andina and its 6 million-ounce Volcan Gold Project in Chile was acquired by Hochschild in 2013. By this time Mr. Bee had been appointed to the boards of Peregrine Metals and later Stillwater Mining and Jaguar Mining. In 2014, he also assumed the role of Chief Executive Officer of Jaguar Mining, operating mines in Brazil, as the company emerged from a financial restructuring process.

Mr. Bee is a graduate of the Camborne School of Mines in Cornwall, United Kingdom and is a member of the Institute of Corporate Directors with an ICD.D designation.

Edward Karr, Chief Executive Officer of U.S. Gold Corp., stated, “All of the Directors of U.S. Gold Corp. are thrilled to welcome George Bee to the company. George is a proven mining industry executive with deep operational experience. George’s addition comes at a very key inflection point for U.S. Gold Corp. as we seek to advance our Copper King project towards the completion of the Pre-Feasibility Study and into future production. We know that George’s experience and skill set will help advance all of our projects.”

Mr. George Bee commented, “I look forward to joining the team. U.S. Gold Corp. has attractive exploration and development projects in three mining friendly jurisdictions of Wyoming, Nevada and Idaho. I am confident that my prior experience can add significant value to the company. In completing extensive due diligence on the Copper King project, I am very comfortable that it is a robust project with a clear path to production. As the main value metric on the Copper King project is gold, we have decided to change the name going forward to the CK Gold Project to more accurately reflect the project economics. Returning to my old stomping grounds in Nevada is a treat and I look forward to using my industry experience and mining skill set to add value to the entire Company.”

About U.S. Gold Corp.

U.S. Gold Corp. is a publicly traded, U.S. focused gold exploration company. U.S. Gold Corp. has a portfolio of exploration properties. Copper King, now the CK Gold Project, is located in Southeast Wyoming and has a Preliminary Economic Assessment (PEA) technical report, which was completed by Mine Development Associates. Keystone and Maggie Creek are exploration properties on the Cortez and Carlin Trends in Nevada.  For more information about U.S. Gold Corp., please visit www.usgoldcorp.gold

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on U.S. Gold Corp.’s current expectations, and actual results could differ materially from such statements. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: the prevailing market conditions for metal prices and mining industry cost inputs, environmental and regulatory risks, risks faced by junior companies generally engaged in exploration activities, whether U.S. Gold Corp. will be able to raise sufficient capital to implement future exploration programs, COVID-19 uncertainties, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the Securities and Exchange Commission, which can be reviewed at www.sec.gov. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company makes no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.

For additional information, please contact:

U.S. Gold Corp. Investor Relations:

+1 800 557 4550

ir@usgoldcorp.gold

www.usgoldcorp.gold